As filed with the Securities and Exchange Commission July 29,
1999

                             Registration No. _____-______

              SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549
                     _____________________

                           FORM S-8
                      REGISTRATION STATEMENT
                             Under
                    THE SECURITIES ACT OF 1933
                      ______________________

                 WILLAMETTE VALLEY VINEYARDS, INC.
      (Exact Name of Registrant as Specified in Its Charter
 Oregon                                         93-0981021
(State or Other Jurisdiction of             (I.R.S. Employer
 Incorporation or Organization)              Identification No.)

          8800 Enchanted Way SE, Turner, Oregon 97392
  (Address of Principal Executive Offices, including Zip Code)

                   1992 Incentive Stock Plan
                    (Full Title of the Plan)

                          DWT Oregon Corp.
                1300 SW Fifth Avenue, Suite 2300
                       Portland, Oregon  97201
             (Name and Address of Agent for Service)

                          (503) 241-2300
  (Telephone Number, Including Area Code, of Agent for Service)
                      ______________________

                            Copy to:
                 Michael McArthur-Phillips, Esq.
                        Jason T. Elder, Esq.
                        Davis Wright Tremaine
                 1300 SW Fifth Avenue, Suite 2300
                    Portland, Oregon 97201-5682
                          (503) 241-2300

                 CALCULATION OF REGISTRATION FEE


Title of Securities to be Registered           Common Stock

Amount to be Registered(1)                          600,000
Proposed Maximum Offering Price Per Share(2)        $1.8125
Proposed Maximum Aggregate Offering Price      $1,087,500.00
Amount of Registration Fee                           $302

(1)This Registration Statement shall cover any additional shares of Common Stock which become issuable upon exercise of options granted under the 1992 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Willamette Valley Vineyards, Inc.
(2) Estimated solely for the purpose of calculating the registration fee. The price per share is estimated to be $1.8125 based on the average of the high ($1.8125) and low ($1.8125) prices reported on NASDAQ for July 29, 1999, according to Rule 457(c) and within five (5) business days prior to the date of filing of this Registration Statement.

                          PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents are hereby incorporated by reference into this Registration Statement heretofore filed with the Securities and Exchange Commission (the "Commission") by Willamette Valley Vineyards, Inc., an Oregon corporation (the "Registrant"):

            (a) The Registrant's most recent annual report on Form 10-KSB, dated March 31, 1999 (File No. 000-21522), filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act"); and

            (b) The description of the Common Stock of the Registrant, which is contained in the Registrant's Registration Statement on Form 8-K
                 (File No. 000-21522), including any amendments
                  or reports filed for the purpose of updating such description.

       All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

Item 4.  Description of Securities.

          Not applicable.

Item 5.  Interest of Named Experts and Counsel.

          Not applicable.

Item 6.  Indemnification of Directors and Officers.

      The Registrant's Articles of Incorporation provides that the Registrant may indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any Proceeding against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such Proceeding.

      Oregon law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, unless the breach involves: (1) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (2) conduct resulting in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (3) conduct resulting in any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Item 7.  Exemption from Registration Claimed.

          Not applicable.

Item 8.  Exhibits.

      The following Exhibits are filed as a part of this
Registration Statement:
  Exhibit
  Number            Description

   4           1992 Stock Incentive Plan
     4.1       Amendment dated June 13, 1993
     4.2       Amendment dated April ____, 1999
     4.3       Sample Incentive Stock Option Agreement
     4.4       Sample Nonqualified Stock Option Agreement

   5 Opinion of Davis Wright Tremaine LLP, with respect to the legality of securities being registered.

     23.1 Consent of Counsel (contained in opinion filed as Exhibit 5.1).

     23.2      Consent of Independent Accountants

     24.1      Power of Attorney (see signature page).

Item 9.  Undertakings.

      (a)    The Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act
          (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                          SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Turner, State of Oregon, on the 29 day of July, 1999.

                           WILLAMETTE VALLEY VINEYARDS, INC.,
                           an Oregon corporation



                            By: ____________________________
                            James W. Bernau
                            Chairperson of the Board, President

                        POWER OF ATTORNEY

     We, the undersigned officers and directors of Willamette Valley Vineyards, Inc., hereby severally and individually constitute and appoint James W. Bernau and John E. Moore, and each of them, as true and lawful attorneys in fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or any of them, may lawfully do or cause to be done by virtue of this appointment.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature              Title                    Date


_________________     President and           July 29,1999
James W. Bernau       Chairperson of Board
President


_________________     Controller (Principal   July 29,1999
John E. Moore          Accounting Officer)
Principal
Accounting Officer


Signature             Title                      Date


________________      Director and Vice-        July 29,1999
James L. Ellis        President and Secretary
Director


_________________
Betty M. O'Brien      Director                  July 29,1999
Director


________________
Daniel S. Smith       Director                  July 29,1999
Director


________________
Stan G. Turel         Director                  July 29,1999
Director


_________________
William H. Malkmas    Director                  July 29,1999
Director


_________________
Delna Jones           Director                  July 29,1999
Director


                       INDEX TO EXHIBITS


Exhibit                            Sequentially
Number         Description         Numbered Pages

  4       1992 Stock Incentive Plan

  4.1     Amendment dated June 13, 1993

  4.2     Amendment dated April ____, 1999

  4.3     Sample Incentive Stock Option Agreement

  4.4     Sample Nonqualified Stock Option
          Agreement

  5       Opinion of Davis Wright Tremaine LLP,         8
          with respect to the legality of securities being registered

  23.1    Consent of Counsel (contained in opinion      8
          filed as Exhibit 5)

  23.2    Consent of Independent Accountants

  24.1    Power of Attorney (see signature page)        5











MICHAEL MCARTHUR-PHILLIPS
SUITE  2300  1300 SW FIFTH AVENUE
PORTLAND, OR  97201
Direct (503) 778-5214    FAX (503) 778-5299
Mcp@dwt.com -5682     www.dwt.com



June 21, 1999


Willamette Valley Vineyards, Inc.
8800 Enchanted Way SE
Turner, Oregon 97392

Re:	Share Option Plan

Dear Ladies and Gentlemen:
We have acted as counsel to Willamette Valley Vineyards, Inc., an Oregon corporation (the "Corporation"), in connection with its Registration Statement on Form S-8 (the "Registration Statement").
 Capitalized terms used herein that are not otherwise defined have the meanings ascribed thereto as set forth in the Registration Statement and the exhibits thereto.

We have examined such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records.

Based upon the foregoing, we are of the opinion that:

    1. The Corporation is duly formed and validly existing under the laws of the State of Oregon.

    2. The Plan, the Shares and the options respecting such Shares have been duly authorized and, when appropriate certificates have been duly executed by the proper officers of the Corporation, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of Oregon and the federal laws of the United States of the type typically applicable to transactions contemplated by the Registration Statement. We express no opinion with respect to the laws of any other country, state or jurisdiction.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to being named in the Registration Statement as counsel who are passing upon the validity of the shares of common stock to be issued pursuant to the Registration Statement. Subject to the foregoing, this opinion letter may be relied upon by you only in connection with the Offering and may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without, in each instance, our prior written consent.


Sincerely,
Davis Wright Tremaine LLP



Michael McArthur-Phillips
McP:m

                      Exhibit 23.2
                Consent of Accountants


We consent to the use of our reports incorporated herein by reference, which reports appear in the Willamette Valley
Vineyards, Inc. 1998 Annual Report on Form 10-K.

                         /s/ Pricewaterhouse Coopers LLP
                            Portland, Oregon